EXHIBIT 99.1
[Flexible Sokutions Logo]
COMPANY CONTACT:

HEAD OFFICE                 JENS BIERTUMPEL
(250) 477-9969              (604) 682-1799
(800) 661 3560



 FSI ISSUES ADDITIONAL 84,700 SHARES AND A ONE FOR ONE WARRANT AT THE SAME TERMS
                AS THE PRIVATE PLACEMENT ANNOUNCED APRIL 7, 2005

VICTORIA, BRITISH COLUMBIA, JUNE 8, 2005 - FLEXIBLE SOLUTIONS INTERNATIONAL, INC. (AMEX: FSI, FRANKFURT: FXT), the developer and manufacturer of biodegradable and environmentally safe water and energy conservation technology, as well as anti-scalant technology, is pleased to announce today the closing of a $327,750 private placement at $3.75 (see April 14, 2005 News Release). This was in support of a prior agreement made between FSI and an existing institutional shareholder at the time of the closing of the April private placement. This will be the only additional purchase of shares at the terms of April private placement.

The reason for the April private placement was to retire all debt in the Company. Since FSI has already retired all debt owed, the additional funds from these units will be used as working capital to carry inventories and accounts receivable.

ABOUT FLEXIBLE SOLUTIONS INTERNATIONAL
Flexible Solutions International, Inc. (www.flexiblesolutions.com), based in Victoria, British Columbia, is the developer and manufacturer of Water$avr, the world's first commercially viable water evaporation retardant. FSI is an environmental technology company specializing in energy and water conservation products for drinking water, agriculture, industrial markets and swimming pools throughout the world. Water$avr reduces evaporation by up to 30% on reservoirs, lakes, aqueducts, irrigation canals, ponds and slow moving rivers. Heat$avr, a "liquid blanket" evaporation retardant for the commercial swimming pool and spa markets, also reduces humidity and lowers water heating costs, resulting in energy savings of 15% to 40%. The Company's Eco$avr product targets the residential swimming pool market.
The Company's Nanochem Solutions, Inc., subsidiary specializes in environmentally friendly, green chemistry, water-soluble products utilizing thermal polyaspartate (TPA) biopolymers. TPA beta-proteins are manufactured from the common biological amino acid, L-aspartic acid.

SAFE HARBOR PROVISION
The Private Securities Litigation Reform Act of 1995 provides a "Safe Harbor" for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward looking statement with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the company is detailed from time to time in the company's reports filed with the Securities and Exchange Commission. #